SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 18, 2001
                                                          -------------

                          GIGA INFORMATION GROUP, INC.
                          ----------------------------
              Exact name of registrant as specified in its charter




     Delaware                 File No. 0-21529          06-1422860
     --------                 ----------------          ----------
  (State or other               (Commission           (I.R.S Employer
  jurisdiction or                   File              Identification
  organization)                    Number)            Number)



         139 Main Street
         Cambridge, MA                        02142
-----------------------------------------------------

(Address of principal executive offices)    (Zip Code)



Registrant's telephone number, including area code:  (617) 949-4900
                                                     --------------







          (former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure
         ------------------------

                    GIGA INFORMATION GROUP REPORTS FINANCIAL
                       RESULTS FOR SECOND QUARTER OF 2001

CAMBRIDGE, Mass. (July 18, 2001) -- Giga Information Group, Inc. (OTC BB: GIGX) today announced its financial results for the quarter ended June 30, 2001. Total revenues rose 7% from $17.5 million in the second quarter of 2000 to $18.7 million in the same quarter of this year, and research, advisory and consulting revenues were up 8%, increasing from $15.5 million to $16.7 million over the same period.

The operating loss increased from $3.0 million in the second quarter of last year to $3.4 million in this year's comparable quarter. The net loss increased from $2.8 million, or $0.27 per share, to $3.5 million, or $0.33 per share.

According to Robert Weiler, chairman and chief executive officer of Giga Information Group, "Despite the many positive signals we're receiving from our customer community, the length and nature of this economic downturn has taken a toll on spending: Customers aren't spending as much, they're not adding services, and prospective clients are delaying their purchase decisions."

He continued, "In spite of the success of our GigaWorld events and the $1.4 million in proposal backlog that followed, we've seen the sales cycle lengthen as customers scale back on spending. Last quarter, I said that we would manage








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through the downturn in order to remain focused on our goal of profitable growth, and we have accelerated some cost-cutting plans as a result. The Company also took a $1.0 million restructuring charge in the second quarter of 2001 associated with staff reductions totaling about 40 and costs associated with a decision to cancel real estate expansion projects. While we expected a loss in the second quarter, this charge, combined with the higher cost of services associated with the GigaWorld events, resulted in a higher loss than the Company had anticipated."

"In the third quarter, we will take further staff reductions, particularly to streamline our sales/marketing organization, and we expect that our staff will total about 300 by the end of this quarter, compared to nearly 385 when we started the year."

He continued, "The dramatic increase in GigaWorld participants substantiates our growing reputation and intense customer interest in our tactical, results-oriented research and advisory approach. GigaWorld attendance increased compared to prior-year events, as our GigaWorld U.S. event attracted 1,000 customers and potential customers compared to 650 last year and GigaWorld Europe generated an attendance of 500 versus 300 in 2000. This is especially noteworthy given both the economy and the fact that our competitors have seen decreases in attendance at recent customer conferences. It also signals great opportunities for our sales/marketing organization to add new customers and sell additional services to existing customers in the future. The GigaWorld events are quite expensive to produce, however, and very little incremental revenues are generated because attendance is included as a customer membership benefit. While we believe there will be a longer-term sales opportunity from these events, the immediate impact was a significantly higher cost of services than budgeted in the second quarter."

Investor Conference Call

Giga plans to hold its investor conference call at 10 a.m. Eastern Daylight Time on Thursday, July 19, 2001, to review the financial performance for the 2001 second quarter, as well as a discussion of the future outlook. The investor call will be accessible via webcast; click on the investor information section of the company's web site (www.gigaweb.com).

Second Quarter Highlights

o Adding 11 customers for the Company's new Total Economic Impact (TEI) service. TEI, which helps clients measure and communicate the value of IT within their companies, is generating wide interest among current and prospective customers based on Giga sales figures and testimonials.

o Launching a new service, ForSITE, on June 1, 2001 that already has generated $344,000 from 17 members. ForSITE is a customized product targeted at CIO that focuses on information executives' roles and responsibilities, business technology trends, and leadership skills and competencies for senior-level IT executives.



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

o Signing a strategic on-line content agreement with Books 24x7, making Giga the first research/advisory firm to offer technology research on the Books24x7 website.


First Half of 2001

For the first six months of 2001, revenues were $36.2 million compared to $34.3 million for the first half of 2000. Research, advisory and consulting revenues grew 9% over the same period, from $30.4 million to $33.2 million.

Cost of services as a percentage of revenues decreased modestly, from 46% in the first half of 2000 to 45% in the first half of 2001. The reduction in sales and marketing expenses, from 47% of revenues in the first half of last year to 44% in this year's first half, along with revenue growth, resulted in a 24% drop in operating losses over the period--from $5.1 million in the first half of last year to $3.8 million in the first half of this year. The net loss decreased 25%, from $5.2 million, or $0.52 per share, in the first half of 2000 to $3.9 million, or $0.38 per share, in the same period of this year.

Giga also reported that its revenue run rate at June 30, 2001, was $77.3 million versus $70.2 million at the end of the second quarter of last year, representing a 10% increase. Giga has defined revenue run rate as its Annualized Value plus the previous 12 months' revenues from services not included in Annualized Value, primarily events and services such as Web Site ScoreCard and Total Economic Impact. Annualized Value is the cumulative annualized subscription value of Giga's advisory services and ePractices contracts in effect at any given point in time.

Future Outlook

According to Weiler, "I'm pleased that we've seen stability in our customer base and a continued penetration of the Fortune 500 market. Our analysts continue to garner accolades from the trade and business media, and our customer retention rate remains strong. Our new Total Economic Impact (TEI) service has been a star in our service offering, and this quarter marks the rollout of the GigaWeb upgrade."

Added Weiler, "I believe that our revenue growth for the year will be closer to 5% to 10% as opposed to the 15% we'd anticipated. The impact of GigaWorld events on our second quarter, in combination with the economic downturn, have delayed our forecast for profitability from the third to the fourth quarter of this year."

Consequently, the Company's guidance for the year is now a net loss per share of between $0.25 and $0.35, compared to $0.04 to $0.08 per share net profit.



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

"Assuming we achieve profitability in late 2001, our expectation is to remain profitable going forward on both a quarterly and annual basis," Weiler concluded.

Giga's future outlook is based on current expectations and is being provided so that Giga can discuss its future outlook during its upcoming investor conference call and with investors, potential investors, the media, financial analysts and others. The statements are subject to the paragraph at the end of this press release and assume that none of the factors mentioned in that paragraph will have a negative impact on expected results.

About Giga Information Group

Giga Information Group is a leading global technology advisory firm that provides objective research, pragmatic advice, and personalized consulting. Emphasizing close interaction between analysts and clients, Giga, enables companies to make better strategic decisions that maximize technology investments and achieve business results.

Founded in 1996, Giga is headquartered in Cambridge, Mass., and has more than 15 offices throughout the Americas and Europe, as well as offices in the Latin America, Asia/Pacific and Middle East. For additional information, visit www.gigaweb.com. The Company's logo with the name Giga Information Group is a registered trademark of Giga Information Group, Inc.


================================================================================

                           Forward Looking Statements

Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect Giga's current expectations concerning future events and results. Giga generally uses the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions to identify forward-looking statements. Such forward looking statements, including those concerning Giga's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond Giga's control, which may cause Giga's actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. In evaluating such statements as well as the future prospects of Giga, specific consideration should be given to various factors including the following: Giga's prior history of losses; Giga's need to attract and retain qualified personnel; Giga's dependence on sales of subscription-based services; Giga's ability to achieve and sustain high renewal rates; Giga's ability to manage and sustain growth; Giga's future capital needs and the risks of working capital deficiency; Giga's dependence on key personnel; competition from other companies including those with greater resources than Giga; the risks associated with the development of new services and products; the potential for significant fluctuations in quarterly operating results; continued market acceptance of and demand for Giga services; uncertainties relating to proprietary rights; Giga's dependence on the Internet infrastructure; the risk of system failure; the risks related to content; the risks associated with international operations; and other risks as detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements as a result of new information, unanticipated events, or otherwise.

================================================================================




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

GIGA INFORMATION GROUP, INC.

CONSOLIDATED OPERATING RESULTS
    (in thousands, except share and                          Quarter Ended June 30,              Six Months Ended June 30,
                                                          -----------------------------         ---------------------------
       per share data)                                            (unaudited)                          (unaudited)
                                                              2001           2000                  2001           2000
                                                          -------------  --------------         ------------   ------------
Revenues:
    Research, advisory and consulting                         $ 16,714        $ 15,532             $ 33,186       $ 30,409
    Other, principally events                                    2,000           1,926                2,998          3,888
                                                          -------------  --------------         ------------   ------------
       Total revenues                                           18,714          17,458               36,184         34,297
                                                          -------------  --------------         ------------   ------------

Costs and expenses:
    Cost of services                                             9,140           8,622               16,272         15,737
    Sales and marketing                                          8,368           8,473               15,936         16,156
    Research and development                                       337             663                  553          1,309
    General and administrative                                   2,421           1,935                4,540          4,597
    Restructuring charge                                         1,025              61                1,025            261
    Depreciation and amortization                                  841             658                1,689          1,303
                                                          -------------  --------------         ------------   ------------
       Total costs and expenses                                 22,132          20,412               40,015         39,363
                                                          -------------  --------------         ------------   ------------

Loss from operations                                            (3,418)         (2,954)              (3,831)        (5,066)
                                                          -------------  --------------         ------------   ------------

Interest income                                                     13              76                   43            184
Interest expense                                                   (68)            (17)                 (86)           (40)
Foreign exchange gain/(loss)                                        (3)            133                  (87)          (330)
                                                          -------------  --------------         ------------   ------------

Loss from operations before income taxes                        (3,476)         (2,762)              (3,961)        (5,252)
Income tax provision/(benefit)                                       -               1                  (20)           (26)
                                                          -------------  --------------         ------------   ------------

Net loss                                                      $ (3,476)       $ (2,763)            $ (3,941)      $ (5,226)
                                                          =============  ==============         ============   ============

Results per common share:
    Historical - basic and diluted:

       Net loss                                                $ (0.33)        $ (0.27)             $ (0.38)       $ (0.52)
                                                          =============  ==============         ============   ============

Weighted average number of shares                           10,511,267      10,177,443           10,497,175     10,142,097
                                                          =============  ==============         ============   ============



CONDENSED CONSOLIDATED BALANCE SHEET DATA
    (in thousands, except share data)                                     June 30,                December 31,
                                                                            2001                      2000
                                                                       ----------------         ---------------
                                                                         (unaudited)
Assets
    Cash and cash equivalents                                                    $ 374              $ 1,640
    Restricted cash                                                                563                    -
    Accounts receivable, net                                                    15,098               21,800
    Total current assets                                                        26,805               35,958
    Restricted cash                                                                634                  681
    Property and equipment, net                                                  7,235                6,375
    Total assets                                                                35,965               44,284

Liabilities and Stockholders' Deficit
    Deferred revenues                                                         $ 34,710             $ 39,234
    Debt, current portion                                                        1,899                1,489
    Total current liabilities                                                   48,681               54,729
    Total liabilities                                                           51,047               55,826
    Total stockholders' deficit                                                (15,082)             (11,542)
    Total liabilities and stockholders' deficit                                 35,965               44,284

Common stock issued and outstanding                                         10,524,878           10,464,741


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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            GIGA INFORMATION GROUP, INC.



                            By:     VICTORIA M. LYNCH
                                ---------------------
                                    Victoria M. Lynch
                                    Senior Vice President and
                                    Chief Financial Officer

Date: July 19, 2001











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